Exhibit 10.1

[Date]
[Name and Address]

Re: Restricted Stock Award Letter
Dear [_____]:
Congratulations on being awarded Shares of Restricted Stock (the “Award”) of Titan International Inc. (“Titan”) effective as of [Date] (the “Award Date”). On each Vesting Date (defined below), this Award provides that the applicable Shares will vest. The following are the details of your Award:

Award Type:	Restricted Stock
Award Date:	[Date]
Number of Shares:	[_____]
Vesting Schedule:	Subject to the terms of the Award Agreement and the Plan, the Award will vest on the following dates (each a “Vesting Date”): [Insert Vesting Schedule].

As the recipient of this Award, you are the owner of the stock as of the Award Date, subject to the restrictions specified in your Award Agreement (attached hereto as Appendix A) and Titan International Inc.’s 2005 Equity Incentive Plan, as amended (the “Plan”), both of which fully describe this Award. By accepting this Award, you agree that the Restricted Stock is subject to the terms and conditions of this letter, your Award Agreement, and the Plan. If there is any conflict between this letter, Award Agreement and the Plan, the Plan will control. Any capitalized terms that are used but not defined in this letter or Award Agreement shall have the meaning ascribed to them in the Plan.
Provided that you remain in continuous service through the applicable Vesting Date, your Restricted Stock award will vest in accordance with the Vesting Schedule. On the applicable Vesting Date, the fair market value of the applicable vested award should be income to you and will be included on a Form W-2 for the applicable year in which the applicable portion of the Award vests. At each Vesting Date, you are the unrestricted owner of the vested Shares. You should consult your individual tax advisor or broker for your specific tax implications of this Award.
This Award is subject to the terms and conditions of this letter, the Award Agreement, and the Plan. This Award Letter and the Award Agreement should be retained for future reference. A copy of the Plan is available upon request. Please sign below and return a copy of this Award Letter indicating your acceptance of the Award. Thank you for your service to Titan International Inc. and congratulations on your award of Restricted Stock Shares.
Sincerely,

Paul Reitz, President & CEO

ACCEPTANCE:
I, [Name], hereby accept the Restricted Stock award dated [Date], as detailed in the letter, Award Agreement and the Plan.

Signature	Date

Return ACCEPTANCE COPY by mail to: Titan International, Inc., Attn: Michael Troyanovich, Esq., General Counsel, 2701 Spruce Street, Quincy, Illinois 62301; or by e-mail to: mike.troyanovich@titan-intl.com.

Attachment: Appendix A
Titan International, Inc.
Restricted Stock Award - 2005 Equity Incentive Plan
Appendix A - Award Agreement (“Agreement”)
Award Type:    Restricted Stock
Award Date:    [Date]
Participant:    [Name]
Number of Shares:    [_____]
Vesting Schedule:    Subject to the terms of the Award Agreement and the Plan, the Award will vest on the following dates (each a “Vesting Date”): [Insert Vesting Schedule].

1.
Restricted Stock Award (the “Award”). Titan grants to Participant the above stated number of Shares of Titan International, Inc. common stock, subject to the restrictions as specified herein, in the attached letter, and in the Plan.

2.
Restrictions. The Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber the Award. Provided that you remain in continuous service through the applicable Vesting Date, the Award will vest according to the Vesting Schedule. Except as provided in Sections 3 and 4 of this Agreement, upon termination of the Participant’s service prior to a Vesting Date, any unvested portion of the Award shall be forfeited. The Company will evidence the Participant’s interest by using a restricted book entry account with the Company's transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Stock vests. Prior to a Vesting Date, the stock certificates representing the Participant’s Award shall bear the following legend (or if book-entry, a notation reflecting the following):

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE TITAN INTERNATIONAL, INC. 2005 EQUITY INCENTIVE PLAN, AS AMENDED, AND AN AWARD AGREEMENT ENTERED INTO BETWEEN [NAME] AND TITAN INTERNATIONAL, INC. (WHICH TERMS AND CONDITIONS MAY INCLUDE, WITHOUT LIMITATION, CERTAIN TRANSFER RESTRICTIONS, REPURCHASE RIGHTS AND FORFEITURE CONDITIONS). COPIES OF THAT PLAN AND AWARD AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF TITAN INTERNATIONAL, INC. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF TITAN INTERNATIONAL, INC.
In the event that such Shares are not certificated, you will be required to execute such documentation as is reasonably necessary to reflect such Shares not being certificated.

3.
Termination of Employment - Death or Disability. If the Participant’s service terminates by reason of death or Disability, or if following the Participant’s retirement, the Participant continues to have rights under an Award of Restricted Stock and thereafter dies, the Award shall 100% vest on such date of the Participant’s death or Disability.

4.
Termination of Employment - Other. Unless otherwise determined by the Committee, if the Participant’s service with the Company or any of its Affiliates terminates prior to the occurrence of the applicable Vesting Date, any unvested portion of the Award shall be immediately forfeited.

5.
Shareholder Rights - Dividends and Voting. The Participant will be the record owner of the Restricted Stock until the Shares of common stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such Shares and receive all dividends or other distributions paid with respect to such Shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability and forfeiture as the Shares of Restricted Stock with respect to which they were paid (e.g., dividends payable on unvested Shares will be accumulated and paid upon the applicable Vesting Date for such Shares).

6.
Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Subject to the approval of the Committee, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

7.
Compliance with Law. The issuance and transfer of Shares of common stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares of common stock may be listed. No Shares of common stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Shares of common stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

8.
Governing Law. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws and judicial decisions of the State of Illinois, without regard to the application of the principles of conflicts of laws.

9.
Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee (excluding the Participant if he or she serves on the Committee) for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

10.
Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Award may be transferred by will or the laws of descent or distribution.

11.
Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Award shall be severable and enforceable to the extent permitted by law.

12.
Amendment and Termination. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Award does not create any contractual right or other right to receive any other Awards in the future. Future Awards, if any, will be at the sole discretion of the Committee. The Committee has the right to amend, alter, suspend, discontinue or cancel the Award, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant's material rights under this Award without the Participant’s consent.

13.
Section 83(b) Election. The Participant may make an election under Code Section 83(b) (a "Section 83(b) Election") with respect to the Award. Any such election must be made within thirty (30) days after the Award Date. If the Participant elects to make a Section 83(b) Election, the Participant shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Participant agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election. The Participant should consult with his or her personal tax and legal advisors prior to making any such election.

14.
Data Privacy. As a condition of receipt of the Award, the Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this subsection by and among, as applicable, Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Affiliates may hold certain personal information about the Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any Shares held in the Company or any of its subsidiaries and affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards thereunder (the “Data”). The Company and its Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Affiliates may each further transfer the Data to any third parties assisting the Company and its Affiliates in the implementation, administration and management of the Plan. These recipients may be located in Participant’s country, or elsewhere, and Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of the Award, the undersigned Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or its Affiliates, or Participant, may elect to deposit any common stock. The Data related to the Participant will be held only as long as is necessary to implement, administer, and manage Participant’s participation in the Plan. The undersigned Participant may, at any time, view the Data held by the Company or its Affiliates with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting Participant’s local human resources representative.

15.
Other Agreements. The Company may require, as a condition to receipt of common stock hereunder, that the Participant execute other agreements, as it may determine in its reasonable discretion are necessary to facilitate the administration of this Award, and the Participant agrees to execute such agreements.